Exhibit 23.12

CONSENT OF WEIKEL, JOHNSON, PARRIS & ROUSE, PLLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our audit report dated January 20, 2007 with respect to the audited combined balance sheets of Marinas International as of December 31, 2005 and 2004 and the related combined statements of income and comprehensive income, owners’ equity, and cash flows for each of the three years in the period ended December 31, 2005 included in Post Effective Amendment Eight to the Registration Statement (Form S-11 No. 333-128662) and related Prospectus of CNL Income Properties Inc. filed with the Securities and Exchange Commission.

/s/ Weikel, Johnson, Parris & Rouse, PLLP

Tulsa, Oklahoma

October 11, 2007